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                                                                    EXHIBIT 99.2

                       [ROSS TECHNOLOGY, INC. LETTERHEAD]

                     ROSS TECHNOLOGY CONDITIONALLY APPROVED
                        FOR CONTINUED LISTING ON NASDAQ

        AUSTIN, TEXAS, SEPTEMBER 22, 1997 -- ROSS Technology, Inc. (Nasdaq:
RTEC) ("ROSS" or the "Company") announced today that, following a hearing held between the Company and representatives of the Nasdaq Stock Market ("Nasdaq"), the Company has received notification that its Common Stock will remain listed on the Nasdaq National Market, subject to the satisfaction of certain conditions, including the following:

        1. The proposed recapitalization transaction with Fujitsu Limited ("Fujitsu"), the Company's majority stockholder, announced on September 10, 1997 (the Recapitalization"), be completed on or prior to September 30, 1997.

        2. The Company make a public filing with the Securities and Exchange Commission and Nasdaq on or before October 3, 1997, reporting the closing of the Recapitalization and including a pro forma August 31, 1997 balance sheet showing that after the Recapitalization the Company is in compliance with Nasdaq's net tangible assets requirement for National Market companies.


        Jack Simpson, the Company's President and Chief Executive Officer, stated that, "The recapitalization of ROSS and its continued listing on Nasdaq will set the stage for the Company to continue its turnaround plan."

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        F.S. (Kit) Webster III, the Company's Chief Financial Officer, noted
that ROSS and Fujitsu are in the process of finalizing definitive agreements with respect to the Recapitalization and that, based on the current positions of the parties, these agreements would condition the closing of the Recapitalization, among other things, on the resolution of issues between ROSS and Fujitsu regarding materials previously supplied by Fujitsu, and on agreement between ROSS and Fujitsu on the essential terms of a wafer supply agreement covering ROSS' purchase of silicon wafers and die from Fujitsu. At the present time, the Company does not know whether it will be able to satisfy all of the currently contemplated conditions to closing and complete the Recapitalization by September 30, 1997.

ROSS OVERVIEW

        ROSS Technology, founded in 1988, is a majority-owned subsidiary of Fujitsu Limited. A minority position in ROSS is held by Sun Microsystems, Inc. As of June 30, 1997, the Company's outstanding Common Stock was held 60 percent by Fujitsu, 5 percent by Sun, and 35 percent by employees and the public. The Company's objective is to produce extremely high SPARC performance in a very compact space, leading the industry in delivering the most SPARC computing power per cubic inch. ROSS is one of the industry's most prominent suppliers of SPARC microprocessors and SPARC system products to both the OEM and end-user markets.

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NOTE TO EDITORS

ROSS and the ROSS logo are registered trademarks of ROSS Technology, Inc.